Exhibit 99.1

TELA Bio Reports Second Quarter 2024 Financial Results and Reiterates Full Year 2024 Revenue Guidance

MALVERN, PA, August 12, 2024 -- TELA Bio, Inc. ("TELA Bio"), a commercial-stage medical technology company focused on providing innovative soft-tissue reconstruction solutions today reported financial results for the second quarter ended June 30, 2024.

Recent Highlights

•	Reported revenue of $16.1 million in the second quarter, representing growth of 11% over the prior year period of 2023;
•	Appointed Greg Firestone as Chief Commercial Officer on May 20, 2024 to drive our next phase of revenue growth by enhancing sales representative training, regional supervision, and performance measurement and accountability;
•	Launched our robotically compatible OviTex IHR Reinforced Tissue Matrix in the U.S. to target the high-volume inguinal hernia market;
•	Saw the launch of NIVIS Fibrillar Collagen Pack by its new owner in the second quarter, triggering the receipt of quarterly revenue share payments beginning in the third quarter of this year and ranging from $3 million to $7 million in total over the next eight quarters; and
•	Reiterated full year 2024 revenue guidance of $74.5 million to $76.5 million, representing 27% to 31% year-over-year growth.

“TELA delivered double-digit growth in the second quarter notwithstanding some market disruptions from customer-targeted cyberattacks that we believe led to a shortfall in procedures at some of our largest or most rapidly growing contracted accounts,” said Antony Koblish, President and CEO of TELA Bio. “We believe many of these factors, including most notably a ransomware attack at one of our national GPOs, have been resolved and we are seeing signs of normalized growth returning in the third quarter. As a result, we expect to deliver another year of high growth and are reiterating our 2024 revenue target of $74.5 million to $76.5 million. Under new sales leadership, we are also intensely focused on improving the productivity and efficiency of our commercial organization and have initiated programs that will maximize sales and rep productivity and will provide operational leverage. We believe that with these efforts, as well as the contribution from the NIVIS revenue share, our cash and cash equivalents will be sufficient to fund us to profitability.”

Second Quarter 2024 Financial Results

Revenue was $16.1 million in the second quarter of 2024, an increase of 11% compared to the same period in 2023. The increase was primarily driven by an increase in unit sales of our products due to the addition of new customers, increased penetration within existing customer accounts and growing international sales under an expanded commercial organization. This growth was partially offset by a decrease in average selling prices caused by product mix as the share of smaller-sized units increased related to the introduction of robotically compatible OviTex IHR and our increased focus in growing market share in high-volume minimally invasive and robotic procedures. In addition, we estimate that additional forecasted revenue was negatively impacted as a result of two cybersecurity events, most notably a ransomware attack at our most recently added and consequently fastest-growing GPO, and a separate cybersecurity event at another multi-center hospital customer, which substantially reduced surgeries at those facilities during the quarter.

Gross profit was $11.1 million in the second quarter of 2024, or 69% of revenue, compared to $10.2 million, or 70% of revenue, in the same period in 2023. The decrease in gross margin was primarily due to a higher charge for excess and obsolete inventory.

Operating expenses were $22.6 million in the second quarter of 2024, compared to $20.6 million in the same period in 2023. The increase was due to additional headcount as we expanded our organization resulting in higher compensation costs and employee-related expenses, as well as increased travel and consulting.

Loss from operations was $11.6 million in the second quarter of 2024, compared to a loss from operations of $10.4 million in the same period in 2023.

Net loss was $12.6 million in the second quarter of 2024, compared to a net loss of $10.8 million in the same period in 2023.

Cash and cash equivalents on June 30, 2024 totaled $26.5 million.

Conference Call

TELA Bio will host a conference call at 4:30 p.m. Eastern Time on Monday, August 12, 2024, to discuss its second quarter 2024 financial results. Investors interested in listening to the conference call should register online. Participants are required to register a day in advance or at minimum 15 minutes before the start of the call. A live webcast and replay can be accessed via the Events & Presentations page of the investor section of TELA's website.

About TELA Bio, Inc.

TELA Bio, Inc. (NASDAQ: TELA) is a commercial-stage medical technology company focused on providing innovative technologies that optimize clinical outcomes by prioritizing the preservation and restoration of the patient's own anatomy. The Company is committed to providing surgeons with advanced, economically effective soft-tissue reconstruction solutions that leverage the patient's natural healing response while minimizing long-term exposure to permanent synthetic materials. For more information, visit www.telabio.com.

Caution Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Words such as "may," "might," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," "predict," "forecast," "project," "plan," "intend" or similar expressions, or statements regarding intent, belief, or current expectations are forward-looking statements and reflect the current beliefs of TELA Bio's management. Such forward-looking statements include statements relating to our expected revenue and revenue growth for the full year 2024. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors that could cause actual results and events to differ materially and adversely from those indicated by such forward-looking statements including, among others: the impact to our business from macroeconomic conditions, including any lingering effects of the COVID-19 pandemic and other public health crises, recessionary concerns, banking instability, increasing market interest rates, and inflationary pressures, potentially impacting our ability to market our products, demand for our products due to the deferral of elective procedures, the labor and staffing environment in the healthcare industry, disruption in our supply chain, or pricing pressures concerning our products or the procedures using our products; the impact of cybersecurity events affecting or disrupting hospital operations and procedural volumes; our ability to achieve or sustain profitability; our ability to gain market acceptance for our products and to accurately forecast and meet customer demand; our ability to compete successfully; that data from earlier studies related to our products and interim data from ongoing studies may not be replicated in later studies or indicative of future data; that data obtained from clinical studies using our product may not be indicative of outcomes in other surgical settings; our ability to enhance our product offerings; development and manufacturing problems; capacity constraints or delays in production of our products; maintenance of coverage and adequate reimbursement for procedures using our products; product defects or failures; and total estimated consideration related to the NIVIS transaction. These risks and uncertainties are described more fully in the "Risk Factors" section and elsewhere in our filings with the Securities and Exchange Commission and available at www.sec.gov, including in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Any forward-looking statements that we make in this announcement speak only as of the date of this press release, and TELA Bio assumes no obligation to update forward-looking statements whether as a result of new information, future events or otherwise after the date of this press release, except as required under applicable law.

Investor Contact
Louisa Smith

ir@telabio.com

TELA Bio, Inc.

Consolidated Balance Sheets

(In thousands, except share and per share amounts)

(Unaudited)

	June 30,	December 31,
	2024	2023
Assets
Current assets:
Cash and cash equivalents	$26,496	$46,729
Accounts receivable, net of allowances of $298 and $416	9,097	9,737
Inventory	13,372	13,162
Prepaid expenses and other assets	2,144	2,098
Total current assets	51,109	71,726
Property and equipment, net	2,349	1,984
Intangible assets, net	1,929	2,119
Right-of-use assets	1,851	1,954
Other long-term assets	2,701	—
Restricted cash	265	265
Total assets	$60,204	$78,048

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$2,314	$1,667
Accrued expenses and other current liabilities	12,675	15,300
Total current liabilities	14,989	16,967
Long-term debt	40,817	40,515
Other long-term liabilities	1,528	1,685
Total liabilities	57,334	59,167

Stockholders’ equity:
Preferred stock; $0.001 par value: 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock; $0.001 par value: 200,000,000 shares authorized; 24,675,832 and 24,494,675 shares issued and outstanding at June 30, 2024 and December 31, 2023, respectively	25	24
Additional paid-in capital	341,897	339,655
Accumulated other comprehensive income	98	91
Accumulated deficit	(339,150)	(320,889)
Total stockholders’ equity	2,870	18,881
Total liabilities and stockholders’ equity	$60,204	$78,048

TELA Bio, Inc.

Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except share and per share amounts)

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2024	2023	2024	2023
Revenue	$16,091	$14,494	$32,694	$26,403
Cost of revenue (excluding amortization of intangible assets)	4,923	4,198	10,095	8,114
Amortization of intangible assets	95	95	190	190
Gross profit	11,073	10,201	22,409	18,099
Operating expenses:
Sales and marketing	16,699	14,577	34,219	28,043
General and administrative	3,621	3,472	7,450	7,106
Research and development	2,323	2,514	4,716	4,566
Total operating expenses	22,643	20,563	46,385	39,715
Other operating income:
Gain on sale of product line	—	—	(7,580)	—
Loss from operations	(11,570)	(10,362)	(16,396)	(21,616)
Other expense:
Interest expense	(1,331)	(1,298)	(2,663)	(2,544)
Other income	301	870	798	1,343
Total other expense	(1,030)	(428)	(1,865)	(1,201)
Net loss	$(12,600)	$(10,790)	$(18,261)	$(22,817)
Net loss per common share, basic and diluted	$(0.51)	$(0.46)	$(0.74)	$(1.08)
Weighted average common shares outstanding, basic and diluted	24,663,234	23,239,262	24,621,310	21,223,639
Comprehensive loss:
Net loss	$(12,600)	$(10,790)	$(18,261)	$(22,817)
Foreign currency translation adjustment	1	(36)	7	(66)
Comprehensive loss	$(12,599)	$(10,826)	$(18,254)	$(22,883)